As filed with the Securities and Exchange Commission on March 16, 2017.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEMETIS, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-1407544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700 Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)

Aemetis, Inc. Second Amended and Restated 2007 Stock Plan
(Full title of the plan(s))

Eric A. McAfee
Chief Executive Officer and Chairman of the Board
AEMETIS, INC.
20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014
(Name and address of agent for service)

(408) 213-0925
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued pursuant to the Aemetis, Inc. Second Amended and Restated 2007 Stock Plan (the “2007 Plan”)	655,192(2)	1.18	$773,127	$89.61
TOTAL	655,192			$89.61

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered to prevent dilution from stock splits, stock dividends, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s outstanding Common Stock.

(2)
Shares of common stock reserved for issuance under the 2007 Plan.

(3)
Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for the shares covered by this Registration Statement has been calculated based on the average of the high and low prices of the Registrant’s common stock as reported by NASDAQ on March 15, 2017.

EXPLANATORY NOTE
This Registration Statement is filed by Aemetis, Inc. (the “Registrant”) for the purpose of registering pursuant to General Instruction E to Form S-8, 655,192 additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) under the 2007 Plan.
The 655,192 additional shares of Common Stock available for issuance under the 2007 Plan registered pursuant to this Registration Statement are the same class as those previously registered on Form S-8 on February 19, 2016 (File No. 333-202327). The contents of the aforementioned Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.
Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:
(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on March 16, 2017, which includes audited financial statements for the Registrant’s latest fiscal year;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above; and

(c) The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s Form 8-A filed with the Commission on June 3, 2014, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.
For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6.
Indemnification of Directors and Officers.
Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
The Registrant’s Articles of Incorporation and Bylaws grant it the power to indemnify any of its directors and officers. The director or officer must have acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of the Registrant, and, with respect to any a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.
Under NRS Section 78.751, advances for expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding may be made by the Registrant upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.
The Registrant’s Articles of Incorporation include an indemnification provision under which the Registrant is required to indemnify its directors and officers and may indemnify any other person (including employees and former directors, officers and employees (including heirs and personal representatives)) to the fullest extent permitted under Nevada law.
As permitted by the NRS, the Registrant’s Articles of Incorporation includes a provision that provides that no director or officer shall be personally liable to the Registrant or its stockholders for damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:
●
The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

●
The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The indemnification provision in the Registrant’s Articles of Incorporation may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has directors’ and officers’ liability insurance for securities matters.
The Registrant’s board of directors has approved a form of indemnification agreement for its directors and officers. Each of the Registrant’s current directors and officers has entered into, and the Registrant expects that its future directors and officers will enter into, indemnification agreements substantially in that form to give the Registrant’s directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

Item 8.
Exhibits.
Exhibit Number	Description of Exhibit

5.1	Opinion of Nevada Legal Counsel regarding the legality of the securities being registered

10.1(1)	Aemetis, Inc. Second Amended and Restated 2007 Stock Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Nevada Legal Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page included in this Part II)

(1)
Incorporated by reference from Aemetis’ Schedule 14A, filed with the Commission on April 3, 2015.

Item 9.        Undertakings.

(a) The undersigned Registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on the 16th day of March, 2017.

AEMETIS, INC.
By:/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Eric A. McAfee and Todd Waltz, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date

/s/ Eric A. McAfee	Chairman of the Board, Chief Executive Officer	March 7, 2017
Eric A. McAfee	and Director (Principal Executive Officer)

/s/ Todd Waltz	Executive Vice President and Chief Financial Officer	March 7, 2017
Todd Waltz	(Principal Financial Officer)

/s/ Francis P. Barton
Francis P. Barton	Director	March 7, 2017

/s/ Lydia I Beebe
Lydia I Beebe	Director	March 7, 2017

/s/ John R. Block
John R. Block	Director	March 7, 2017

/s/ Steven W. Hutcheson
Steven W. Hutcheson	Director	March 7, 2017

/s/ Harold Sorgenti
Harold Sorgenti	Director	March 7, 2017